SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                            -----------------------

                                   FORM 8 - A


         FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO
               SECTION 12(b) or (g) of the SECURITIES ACT OF 1934


                          CNB Corporation
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

        South Carolina                               57-00792402
--------------------------------------------------------------------------------
(State of incorporation or organization)    (I.R.S. Employer Identification No.)


1400 3rd Avenue
Conway, South Carolina                                  29526
-----------------------------------------    -----------------------------------
(Address of principal executive offices)               (Zip Code)

         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [x]

         Securities Act registration statement file number to which this form relates:

                  N/A
         ------------------- (if applicable)


Securities to be registered pursuant to Section 12(b) of the Act:


                 Title of each class             Name of each exchange on which
                 to be so registered             each class is to be registered
                 -------------------             ------------------------------

                 None


Securities to be registered pursuant to Section 12(g) of the Act:


                                 Common Stock
--------------------------------------------------------------------------------
                               (Title of Class)

Item 1.           Description of Registrant's Securities to be Registered

                  The class of securities registered hereunder is the Registrant's Common Stock, par value $10.00 per share (the "Common Stock"). All shares of Common Stock are entitled to share equally in such dividends as the Board of Directors may declare on the Common Stock from sources legally available therefor. Each share of Common Stock has the same voting rights, privileges and preferences. Each share is entitled to one vote on any issue requiring a vote at any meeting. Shareholders do not have preemptive rights to subscribe for additional shares. A majority of the outstanding shares of Common Stock constitute a quorum for the transaction of business at any meeting of shareholders. Cumulative voting is not permitted for the election of directors. Where there are more nominees for directors than positions to be filled, the nominees with the greatest number of votes are elected. On all other matters of general business, if the number of shares voted for a proposition exceeds the number of shares voted against the proposition, the proposition is adopted if a quorum is present unless the South Carolina Business Corporation Act or the Registrant's articles of Incorporation require a different vote for such matter.

                  The Registrant's Board of Directors is divided into three classes, which shall be as equal in number as possible. Each director serves for three years or until his or her successor is elected and qualifies to serve.

                  The Registrant's Articles of Incorporation provide that, in addition to the two-thirds vote typically required by South Carolina corporate law to effect a corporate action with prior stockholder approval, the Registrant may not effect (1) a merger or consolidation, or (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (other than in the ordinary course of business) of assets of the Registrant or any subsidiary of the Registrant having an aggregate Fair Market Value of $1 million or more (collectively referred to as a "Business Combination") if the transaction involves a
                  five  percent   beneficial   stockholder   of  the  Registrant
                  ("Interested Stockholder") or Affiliate of an Interested Stockholder unless either: (1) the Business Combination is approved by a majority of the Directors who are unaffiliated with the Interested Stockholder and who were Directors of the Registrant prior to the Interested Stockholder becoming an
                  Interested Stockholder; or (2) the Business Combination is approved by at least 80% of the outstanding voting stock of the Registrant; or (3) certain requirements as to amount and form of consideration to be received and procedures to be followed in the proposed Business Combination, and as to payment of corporate dividends and actions of the Interested Stockholder and the Registrant are met. The Registrant also may not issue or transfer (other than in the ordinary course of business) securities of the Registrant or any subsidiary of the Registrant to an Interested Stockholder for consideration having of a Fair Market Value of $1 million or more; adopt a plan of dissolution or liquidation proposed by or on behalf of an Interested Stockholder or affiliate thereof; or effect certain types of reclassification of securities or recapitalizations or any other transaction which would have the effect of increasing the proportionate amount of outstanding stock of the Registrant or any subsidiary of the Registrant owned by an Interested Stockholder or any affiliate thereof, unless approval of the transaction is obtained in the manner described above. The Articles of Incorporation provide that the provision may not be amended, changed or repealed unless such amendment, change or repeal is approved by at least 80% of the outstanding voting stock of the Registrant.

                  The Articles of Incorporation also provide that any acquisition by the Registrant of any equity security from an Interested Stockholder which has been held by the Interested Stockholder for less than two years shall require approval of a majority of the outstanding voting stock, excluding Voting Stock beneficially owned by the Interested Stockholder. Such requirement does not, however, apply in the case of a tender offer by the Registrant made on the same terms to all stockholders.

                  The foregoing is merely a summary of certain provisions of the Articles of Incorporation and is qualified in its entirety by reference thereto.

Item 2.  Exhibits

          1.        Articles of  Incorporation

          2.        Bylaws   (Incorporated   by   Reference   to   Exhibits   to
                    Registrant's quarterly report on Form 10-Q for the quarter ended June 30, 1997)

                                   SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange

Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.




                                        CNB Corporation




                                        By:  s/Willis J. Duncan
                                            -------------------------------
                                                Willis J. Duncan
                                                President and Chief Executive
                                                Officer


Date:   June 22, 1998

                                  EXHIBIT INDEX


Exhibit No.                         Description

   3.1              Articles  of  Incorporation of  Registrant

   3.2 Bylaws of Registrant (Incorporated by Reference to Exhibits to Registrant's quarterly report on Form 10-Q for the quarter ended June 30, 1997)